EXHIBIT 99.2
FOR IMMEDIATE RELEASE
Contacts:
Indus International Inc.
Gary Frazier, (770) 989-4188
gary.frazier@indus.com
Indus International Executive VP of Field Operations Departing Company to Pursue Personal
and Community Interests
ATLANTA, November 2, 2006 — Indus International Inc. (NASDAQ: IINT ), a leading Service Delivery Management (SDM)™ solution provider, today announced that Executive Vice President of Field Operations John Gregg has resigned his position with Indus effective October 31, 2006, in order to focus more on personal and community interests.
Gregg has served as Indus EVP of Field Operations since February 2004. He joined the company as president of the Indus Utility Systems Business Unit as part of Indus’ acquisition of the business from Systems & Computer Technology Corporation (SCT) on March 5, 2003. In his previous eight years at SCT, he provided leadership as president of the SCT Utility Systems, and previously served as its Vice President of Marketing. Gregg’s earlier career included 23 years in key positions at South Carolina Electric and Gas and their SCANA Software Corporation.
“I am very proud of the three and a half years I have spent with Indus, helping the company become the leading provider of Service Delivery Management solutions,” said Gregg. “I have been fortunate to work with some of the best people in the enterprise software industry, and now I am blessed to be able to slow down and focus more on my family. I believe the combination of Indus and MDSI will be a very positive development for our customers, and I wish all of the employees at Indus the best as they enter into a new and exciting era.”
Indus President and CEO Greg Dukat added, “Working with John over the past few years has been truly gratifying. Through his integrity, hard work and dedication to customer/employee relations, he has been a leader in the truest sense of the word. And, he has been instrumental in building Indus into a market leader in Service Delivery Management. We wish him all the best in his future endeavors.”
- more -

Indus Announces John Gree Resignation, page 2
Gregg has agreed to meet with Indus customers and prospects, as appropriate, to facilitate continued positive client relations and sales processes.
About Indus International
Indus is a leading Service Delivery Management (SDM) solution provider, helping clients in a broad array of industries optimize the management of their customers, workforce, spare parts inventory, tools and documentation in order to maximize performance and customer satisfaction while achieving significant cost savings. Indus customer, asset and workforce management software products, professional services and hosted service offerings improve our clients’ profitability by reducing costs, increasing capacity and competitiveness, improving service to their customers, facilitating billing for services and ensuring regulatory compliance. Indus solutions have been purchased by more than 400 companies in more than 40 countries, representing diverse industries — including manufacturing, utilities, telecommunications, government, education, transportation, facilities and property management, high tech, consumer packaged goods and more. For more information, visit our Website at http://www.indus.com.
Indus is a registered trademark of Indus International, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.
###